Exhibit 99.1

Ashford Inc.

2015 EBITDA Forecast

($ in millions)

Revenues:	Ashford Trust	Ashford Prime	Ashford Inc.
Stock Price (closing price on 10/9/14)	$10.27	$15.36
Fully Diluted Shares (in millions)	110.9	34.5
Equity Value	1,139.0	530.3
Preferred Equity	393.9	—
Pro Rata Share of Debt (at 6/30/13)	2,577.9	717.9
Plus: Fremont Marriott Loan	37.5	—
Plus: Ashton Loan	5.5	—
Plus: New Debt - August Refinancing	469.0	—
Less: Refinanced Debt	(324.6)	—
Total Pro Rata Share of Debt	2,765.3	717.9
Total Market Capitalization	4,298.3	1,248.2
Less: Value of Ashford Inc. Spin-Off	64.0	—
Total Market Capitalization - Post Spin-off of Ashford Inc.	4,234.3	1,248.2
Base Advisory Fee	0.70%	0.70%
Annualized Cash Base Fee Revenue*	29.6	8.7	38.4

Expenses:
2013 Cash Salaries & Benefits (year ended 12/31/13 - from Form 10)			21.2
2013 Cash G&A not related to salaries & benefits (year ended 12/31/13 - from Form 10)			2.3
Plus: Salaries & Benefits allocated to Highland JV - 2014 forecast (not included in 2013 Cash Salaries & Benefits above)			3.5
Plus: Cash Salaries & Benefits increase from 2013 actual to 2015 forecast (5% annual increases plus 10 new positions)			3.0
Plus: Increase in Cash G&A not related to salaries & benefits from 2013 actual to 2015 forecast			1.5
Plus: Incremental Ashford Inc. G&A related specifically to public company costs, audit, etc. - 2015 forecast			3.5
Total Annualized Cash Expenses*			35.0

2015 Pro Forma Cash EBITDA (excluding non-cash stock grant expense)			3.4

*  Annualized Cash Base Fee Revenue does not include any assumptions for incentive fee revenue and also excludes revenue associated with stock grant expense and reimbursable expenses.  Total Annualized Cash Expenses excludes reimbursable expenses & non-cash stock grant expense.

NOTE:  Estimated expenses in determining Annualized Pro Forma Cash EBITDA are based on the assumption that there are no changes in revenues. To the extent revenues increase as a result of increases in total market capitalization of Ashford Trust or Ashford Prime, the launch of future platforms, investments, or otherwise, there may be corresponding increases in expenses.